Exhibit 10.3

Notice of Grant of Performance Stock Units and Performance Stock Unit Award Agreement	Hologic, Inc. ID: 04-2902449 250 Campus Drive Marlborough, MA 01752

Grantee Name	Plan: Hologic, Inc. Amended and Restated 2008 Equity Incentive Plan, as amended and restated (the “Plan”)

Effective GRANT DATE (the “Grant Date”), you (the “Grantee”) have been granted an award of a target number of SHARES GRANTED performance stock units (“PSUs”) of Hologic, Inc. (the “Company”) (such number of PSUs are hereinafter referred to as the “Target Number of PSUs”). The PSUs are granted pursuant to the terms and conditions of the Plan, referenced above, and the performance stock unit award agreement (the “PSU Award Agreement”) provided herewith.

Subject to the terms and conditions of the PSU Award Agreement and the Plan, and achievement of the performance targets set forth in the 2024 Long-Term Performance Program overview (the “2024 LTP Overview”), the PSUs will vest on the third anniversary of the Grant Date, entitling you to receive one share of the Company’s common stock for each PSU so vested.

By your signature and the Company’s signature below, you and the Company agree that these PSUs are granted under and governed by the terms and conditions of the Plan and the PSU Award Agreement.

Hologic, Inc.	Date

Electronic Signature	Acceptance Date

Hologic, Inc.

Performance Stock Unit Award Agreement

Performance Stock Unit Award Agreement (the “PSU Award Agreement”) pursuant to the Hologic, Inc. Amended and Restated 2008 Equity Incentive Plan, as it may be amended from time to time (the “Plan”).

W I T N E S S E T H:

WHEREAS, the Company and the Grantee desire to enter into an agreement whereby the Company will grant the Grantee Performance Stock Units (“PSUs”) in respect of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), as set forth in the Notice of Grant of Performance Stock Units to which this PSU Award Agreement is attached (the “Award Notice”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Grantee agree as follows:

1. Grant of PSUs. Pursuant to the terms and conditions of this PSU Award Agreement and the Plan (which is incorporated herein by reference), the Company hereby grants to the Grantee an award for the Target Number of PSUs as provided in the Award Notice. The shares of Common Stock covered by these PSUs are sometimes hereinafter referred to as the “PSU Shares.” The number and class of securities and vesting schedule of the PSUs are subject to adjustment as set forth in this PSU Award Agreement, the Plan and the 2024 LTP Overview (which is incorporated herein by reference). In the event of a conflict between the terms and conditions of the Plan and this PSU Award Agreement, the terms and conditions of the Plan shall prevail. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan.

2. Performance Stock Units. Each PSU entitles the Grantee to receive from the Company (i) one share of Common Stock for each PSU vested as of a Vesting Date (as defined below) and (ii) the right to receive notional dividend equivalents, if any, each in accordance with the terms of and subject to adjustment as provided in this PSU Award Agreement, the Plan and the 2024 LTP Overview. After a Vesting Date, and subject to the terms and conditions of this Agreement, the Company shall deliver the PSU Shares which have vested on that date. To the extent that the PSUs granted hereby are not otherwise forfeited, the number of PSUs that vest shall be rounded to the nearest whole PSU.

3. Dividend Equivalents. Until the Vesting Date, whenever dividends are paid or distributed with respect to the Common Stock, the Grantee shall be entitled to receive notional dividend equivalents (the “Dividend Equivalents”) in an amount equal in value to the amount of the dividend or property distributed on a single share of Common Stock as of the record date for such dividend or distribution, multiplied by the number of PSUs granted hereunder that are vested as of the Vesting Date. Payment of the notional dividend equivalents paid on PSUs will be withheld by the Company and shall be delivered to the Grantee as of the Vesting Date, if and only to the extent that the PSUs have vested as of said date, as set forth in paragraph 4.

4. Vesting.

(a) Subject to achievement of the performance targets set forth in the 2024 LTP Overview, and except as otherwise set forth herein, the PSUs granted hereby will vest on the third anniversary of the Grant Date as provided in the Award Notice, provided that the Grantee has remained in continuous Service (as defined below) through such date (the “Restriction Lapse Date”). The calculation of the number of PSUs, if any, that will vest on the Restriction Lapse Date is specified in the 2024 LTP Overview and is based upon the Three-Year Cumulative Free Cash Flow (as set forth in the 2024 LTP Overview). If the Company does not achieve the Minimum Three-Year Cumulative Free Cash Flow (as set forth in the 2024 LTP Overview) during the Performance Period, the PSUs granted or otherwise eligible to be issued hereunder shall be forfeited as of the date of such determination. Notwithstanding the foregoing, upon the Grantee’s Retirement (as defined below), the PSUs shall vest on the Restriction Lapse Date, subject to achievement of the performance targets set forth in the 2024 LTP Overview (i.e., based on the Company’s actual performance);

(Hologic, Inc. FY24 PSU Agreement (FCF) – Page 2)

provided, however, that the PSUs shall not be eligible for the treatment described in this sentence if the grant date is within ninety (90) days of the Grantee’s Retirement. For purposes of this Agreement, the term “Retirement” shall mean a Grantee’s termination of Service other than by the Company for Cause on or after the earlier of (a) attaining age 65, or (b) attaining age 55 and completing 10 years of continuous Service with the Company. For purposes of this PSU Award Agreement, the term “Service” shall mean service as a Service Provider to the Company; and the term “Service Provider” shall mean an employee, officer or director of the Company or an Affiliate of the Company or a consultant currently providing services to the Company or an Affiliate of the Company. Whether a termination of Service shall have occurred for purposes of this PSU Award Agreement shall be determined by the Company, which determination shall be final, binding and conclusive. If the Grantee’s Service is terminated prior to the Restriction Lapse Date (other than as otherwise explicitly provided for in this Section 4), then the unvested PSUs shall terminate and Grantee shall have no further rights hereunder, including without limitation any rights to receive any Dividend Equivalents as set forth in paragraph 3, with respect to such unvested PSUs. For purposes of this PSU Award Agreement, the term “Performance Period” shall be the period commencing on October 1, 2023 (the first day of the Company’s current fiscal year) and ending on September 26, 2026 (the last day of the Company’s fiscal year 2026), and the term “Vesting Period” shall be the period commencing on the Grant Date and ending on the Restriction Lapse Date.

(b) Notwithstanding anything to the contrary in Section 4(a) above and subject to the conditions set forth below, a pro-rata amount (based on the number of days the Grantee was employed during the Vesting Period) of the Target Number of PSUs granted hereby will vest prior to the Restriction Lapse Date upon the termination of the Grantee’s Service as a result of the death or Permanent Disability (as defined in Section 22(e)(3) of the Code) of the Grantee (the “Termination Vesting Date,” and together with the Restriction Lapse Date, the “Vesting Date”).

(c) Notwithstanding anything to the contrary in Section 4(a) above and subject to the conditions set forth below, if the Company consummates a Change of Control on or prior to the last day of the Performance Period, the Target Number of PSUs granted hereby that have not otherwise been forfeited prior to the Change of Control shall in effect become time-lapsed restricted stock units (“RSUs”) for shares of the Company’s Common Stock at a rate of one RSU for each of the Target Number of PSUs. The RSUs shall vest in full on the Restriction Lapse Date provided that, in the event the Grantee’s employment during the Change of Control Period is terminated prior to the Restriction Lapse Date, either (A) by the Company other than for Cause or (B) by the Grantee for Good Reason and the Grantee in both cases has remained in continuous Service through the date of termination, then all RSUs shall be immediately vested. If a Change of Control occurs subsequent to the last day of the Performance Period, but prior to the Restriction Lapse Date, then PSUs shall be converted to RSUs only after calculation of Free Cash Flow, provided, however, in the event that the Company has failed to achieve the Minimum Three-Year Cumulative Free Cash Flow for the Performance Period, then all PSUs shall be forfeited regardless of the Change of Control occurring after the end of the Performance Period. Certain capitalized terms used in this paragraph (c) are defined in Annex A. Notwithstanding anything to the contrary in this PSU Award Agreement (including the foregoing, the 2024 LTP Overview, or Annex A hereto), if the Grantee is a party to a prior written employment agreement, change of control agreement or plan or other similar written agreement or plan (each a “Prior Agreement”), that provides, in certain circumstances, for greater benefits regarding the accelerated vesting of equity awards (including PSUs) following a change of control of the Company or similar transaction, the terms of such Prior Agreement shall control the definition of the term “Change of Control” (or any term used therein of similar import), and the terms and conditions by which the vesting of the PSUs may be accelerated as a result of a Change of Control, as well as the benefits that may otherwise be available to the Grantee upon a Change of Control. For the avoidance of doubt, the parties hereby confirm that the PSUs granted hereunder shall be considered and treated as restricted stock under any such Prior Agreement for purposes of determining whether any such vesting is accelerated.

5. Nontransferability. The PSUs granted pursuant to this PSU Award Agreement may not be transferred without the consent of the Company, other than by will or the laws of descent and distribution.

(Hologic, Inc. FY24 PSU Agreement (FCF) – Page 3)

6. No Rights Other Than Those Expressly Created. Neither this PSU Award Agreement, the PSUs, nor any action taken hereunder shall be construed as (i) giving the Grantee any right to be retained in the Service of, or continue to be affiliated with, the Company, (ii) giving the Grantee any equity or interest of any kind in any assets of the Company, or (iii) creating a trust of any kind or a fiduciary relationship of any kind between the Grantee and the Company. As to any claim for any unpaid amounts or distributions under this PSU Award Agreement, any person having a claim for payments shall be an unsecured creditor. The Grantee shall not have any of the rights of a stockholder with respect to any PSU Shares or any Dividend Equivalents until such time as the underlying PSU has been vested and the PSU Shares have been issued.

7. Compliance with Laws.

(a) Withholding of Taxes. Pursuant to applicable federal, state, local or foreign laws, the Company may be required to collect or withhold income or other taxes from Grantee upon a Vesting Date or at some other time. The Company may require, upon a Vesting Date, or demand, at such other time as it may consider appropriate, that the Grantee pay the Company the amount of any taxes which the Company may determine is required to be collected or withheld, and the Grantee shall comply with the requirement or demand of the Company.

(b) Section 280G. In the event that the Grantee shall become entitled to payments and/or benefits provided by this PSU Award Agreement or any other amounts in the “nature of compensation” as a result of a Change of Control (the “Company Payments”), and such Company Payments will be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code or similar provision, then, except as may otherwise be provided in a Prior Agreement between the Company and the Grantee, the amounts of any Company Payments shall be automatically reduced to an amount one dollar less than the amount that would subject the Grantee to the Excise Tax.

(c) Securities Law Compliance. Upon vesting (or partial vesting) of the PSUs granted hereunder, the Grantee shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue or transfer the PSU Shares in compliance with the provisions of applicable federal, state, local or foreign securities laws. The Company, in its discretion, may postpone the issuance and delivery of PSU Shares until completion of such registration or other qualification of such shares under any federal, state, local or foreign laws, or stock exchange listing, as the Company may consider appropriate. In addition, the Company may require that prior to the issuance or transfer of PSU Shares, the Grantee enter into a written agreement to comply with any restrictions on subsequent disposition that the Company deems necessary or advisable under any applicable federal and state securities laws. The PSU Shares issued hereunder may be legended to reflect such restrictions.

(d) General. No PSU Shares shall be issued or Dividend Equivalents distributed upon vesting of a PSU granted hereunder unless and until the Company is satisfied, in its sole discretion, that there has been compliance with all legal requirements applicable to the issuance of such PSU Shares and/or distribution of such Dividend Equivalents.

8. Miscellaneous.

(a) 409A Compliance. The Company may, in its sole and absolute discretion, delay payments hereunder or make such other modifications with respect to the issuance of stock hereunder as it reasonably deems necessary to comply with Section 409A of the Code and interpretative guidance thereunder. To the extent any payment hereunder is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon separation from service (within the meaning of Section 409A of the Code) before the date that is six months after the specified employee’s separation from service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s separation from service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

(Hologic, Inc. FY24 PSU Agreement (FCF) – Page 4)

(b) Recoupment/Claw-Back of Awards. Notwithstanding any other provision of this PSU Award Agreement to the contrary, any PSU granted under this PSU Award Agreement (including any proceeds, gains or other economic benefit actually or constructively received upon any receipt or exercise of any PSU or upon the receipt or resale of any share of Common Stock underlying the PSU) shall be subject to the terms of any compensation recoupment or claw-back policy implemented by the Company, as any such policy may be amended from time to time, and/or subject to recoupment as required by any other provisions of any law (including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended), government regulation or stock exchange listing requirement. The Company may reduce, cancel, or withhold against the PSUs or any other outstanding unvested or vested cash or equity based compensation owed or due to the Grantee, in each case, to the fullest extent permitted by applicable law in order to enforce the terms of any such clawback policy(ies).

(c) Discretion of the Committee. Unless otherwise explicitly provided herein, the Board of Directors of the Company, or an authorized committee thereof, shall make all determinations required to be made hereunder, including but not limited to determinations relating to the achievement of any thresholds or the vesting of any PSUs hereunder, and shall interpret all provisions of this PSU Award Agreement and the underlying PSUs, as it deems necessary or desirable, in its sole and absolute discretion. Such determinations and interpretations shall be binding on and conclusive to the Company and the Grantee. Without limiting the foregoing, the Company may, in its sole and absolute discretion, delay payments hereunder or make such other modifications with respect to the issuance of stock hereunder as it reasonably deems necessary to the extent that (a) audited financials are not complete for any applicable period during the Performance Period and/or (b) that the Company has not had an adequate opportunity to review the audited financials or calculate the Three-Year Cumulative Free Cash Flow, or any other metric set forth in the 2024 LTP Overview, for any applicable period during the Performance Period.

(d) Amendment. Subject to the terms of the Plan, this PSU Award Agreement may only be modified or amended by a writing signed by both parties.

(e) Notices. Any notices required to be given under this PSU Award Agreement shall be sufficient if in writing and if sent by certified mail, return receipt requested, and addressed as follows:

if to the Company:

Hologic, Inc.

250 Campus Drive

Marlborough, MA 01752

Attention: Chief Financial Officer

if to the Grantee:

As set forth in the records of the Company

or to such other address as either party may designate under the provisions hereof.

(f) Entire Agreement. This PSU Award Agreement shall supersede in its entirety all prior undertakings and agreements of the Company and the Grantee, whether oral or written, with respect to the PSUs granted hereunder; provided, however, that nothing herein shall supersede any Prior Agreement that may provide, in certain circumstances, for greater benefits regarding acceleration of vesting of equity awards granted to the Grantee.

(g) Successors and Assigns. The rights and obligations of the Company under this PSU Award Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

(h) Applicable Law; Venue; Severability. All rights and obligations under this PSU Award Agreement shall be governed by the laws of the State of Delaware. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction and venue of the state and federal courts located

(Hologic, Inc. FY24 PSU Agreement (FCF) – Page 5)

in the State of Delaware, and no other courts, where the grant of the PSUs is made and/or to be performed. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this PSU Award Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this PSU Award Agreement shall nevertheless remain in full force and effect.

(i) Paragraph Headings; Rules of Construction. The paragraph headings used in this PSU Award Agreement are for convenience of reference and are not to be construed as part of this PSU Award Agreement. The parties hereto acknowledge and agree that the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this PSU Award Agreement.

(j) Electronic Copies. The Company may choose to deliver certain materials relating to the Plan in electronic form. By accepting this PSU Award Agreement, the Grantee consents and agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Grantee in an electronic format. If at any time Grantee would prefer to receive paper copies of these documents, the Company will provide such copies upon request.

(k) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this PSU Award Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party, unless explicitly provided for herein. No single or partial exercise of any right, power or remedy under this PSU Award Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

(l) Counterparts. The Award Notice to which this PSU Award Agreement is a part may be executed in multiple counterparts, including by electronic or facsimile signature, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(m) Appendices. Notwithstanding any provision of this PSU Award Agreement to the contrary, if the Grantee resides in a country outside the United States or is otherwise subject to the laws of a country other than the United States, the PSUs shall also be subject to the terms and conditions set forth in Appendix A and Appendix B to this PSU Award Agreement. Moreover, if the Grantee relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Each of Appendix A and Appendix B, in its entirety, constitutes part of this PSU Award Agreement and is incorporated by reference herein.

(Hologic, Inc. FY24 PSU Agreement (FCF) – Page 6)

Annex A

Certain Definitions Regarding Accelerated Vesting on a Change of Control

Certain Definitions. For purposes of the Performance Stock Unit Award Agreement to which this Annex is attached (the “PSU Award Agreement”), the following capitalized terms shall have the meanings set forth below.

(a) “Cause” means a determination by the Company that any of the following has occurred: (i) disloyalty, gross negligence, willful misconduct or breach of fiduciary duty to the Company which results in substantial direct or indirect loss, damage or injury to the Company; (ii) the Grantee’s material violation of the Company’s Code of Conduct, and other Company Codes of Conduct or other policies and procedures that are applicable to the Grantee; (iii) the commission, indictment, plea of nolo contendere or conviction of the Grantee of a felony; (iv) the breach of the Grantee’s confidentiality, non-competition, non-solicitation covenants set forth in a separate written agreement between the Company and the Grantee; (v) a violation of federal or state securities law or regulations; or (vi) any other act or omission by the Grantee that would constitute “cause” under any employment or similar agreement entered into between the Grantee and the Company or any of its subsidiaries.

(b) “Change of Control” means:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Voting Stock of the Company; provided, however, that any acquisition by the Company, or any employee benefit plan (or related trust) of the Company of 50% or more of Voting Stock shall not constitute a Change of Control; and provided, further, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Voting Stock, shall not constitute a Change of Control; or

(ii) Any transaction which results in the Continuing Directors (as defined in the Certificate of Incorporation of the Company) constituting less than a majority of the Board of Directors of the Company; or

(iii) The consummation of (A) a Merger with respect to which the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from the Merger (the “Resulting Corporation”) as a result of the individuals’ and entities’ shareholdings in the Company immediately prior to the consummation of the Merger and without regard to any of the individuals’ and entities’ shareholdings in the corporation resulting from the Merger immediately prior to the consummation of the Merger, or (B) the sale or other disposition of all or substantially all of the assets of the Company, excluding a sale or other disposition of assets to a subsidiary of the Company.

Notwithstanding the foregoing, no Change of Control shall be deemed to occur if as a result of any transaction referred to in paragraph (iii) above, the Company is deemed to be the accounting acquirer under U.S. generally accepted accounting principles pursuant to Accounting Standards Codification Topic 805, as it may be amended from time to time or any successor rule, standard, pronouncement, law or regulation.

(c) “Change of Control Period” means the period commencing upon a Change of Control and ending two (2) years after a Change of Control.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor act thereto.

(Hologic, Inc. FY24 PSU Agreement (FCF) – Page 7)

(e) “Good Reason” means:

(i) A material diminution in the Grantee’s base compensation;

(ii) A material diminution in the Grantee’s authority, duties and responsibilities as in effect immediately prior to the Change of Control;

(iii) A material diminution in the authority, duties and responsibilities of the supervisor to whom the Grantee is required to report as in effect immediately prior to the Change of Control;

(iv) A material change in the geographic location in which Grantee’s principal office was located immediately prior to the Change of Control;

(v) A material diminution in the budget over which the Grantee had authority immediately prior to the of the Change of Control; and

(vi) Any other action or inaction that constitutes a material breach by the Company of the PSU Award Agreement or any other agreement under which the Grantee provides services;

provided, however, that Good Reason shall not exist unless the Grantee has given written notice to the Company within ninety (90) days of the initial existence of the Good Reason event or condition(s) giving specific details regarding the event or condition; and unless the Company has had at least thirty (30) days to cure such Good Reason event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.

(f) “Merger” means a reorganization, merger or consolidation.

(g) “Voting Stock” means the then outstanding shares of voting stock of the Company.

(Hologic, Inc. FY24 PSU Agreement (FCF) – Page 8)

Appendix A

to

Hologic, Inc.

Performance Stock Unit Award Agreement

Additional Terms and Conditions for Grantees Subject to Laws Outside the United States

The following terms and conditions apply to Grantees who reside outside the United States or who are otherwise subject to the laws of a country other than the United States. In general, the terms and conditions in this Appendix A supplement the provisions of the Performance Stock Unit Award Agreement (the “PSU Award Agreement”) of which this Appendix A forms a part, unless otherwise indicated herein. Unless otherwise defined herein, the terms defined in the Plan or the PSU Award Agreement, as applicable, shall have the same meanings in this Appendix A.

A1. Retirement. The following provision supplements Paragraph 4 of the PSU Award Agreement:

Notwithstanding anything in Paragraph 4 of the PSU Award Agreement to the contrary, if there has been a legal judgment and/or legal development in the Grantee’s jurisdiction, which, in the opinion of counsel to the Company, likely would result in the favorable treatment that applies to the PSUs in the event of the Grantee’s Retirement being deemed unlawful and/or discriminatory, the provisions in Paragraph 4 of the Agreement regarding the treatment of the PSUs in the event of Retirement shall not be applicable to the PSUs and the remaining provisions of Paragraph 4 will govern.

A2. Acknowledgment of Nature of the Plan and the PSUs. By accepting the grant of the PSUs, the Grantee acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time without notice and without compensation;

(b) the grant of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;

(c) all decisions with respect to future grants of PSUs, if any, will be at the sole discretion of the Company;

(d) the Grantee is voluntarily participating in the Plan;

(e) the PSUs and the underlying shares of Common Stock, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f) the PSUs and the underlying shares of Common Stock, and the income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company (or any Subsidiary) or the Employer, and which are outside the scope of the Grantee’s employment or service contract, if any;

(g) the PSUs and the underlying shares, and the income from and value of same, are not part of normal or expected compensation for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(h) the grant of the PSUs and the Grantee’s participation in the Plan will not be interpreted to form an employment or engagement agreement with the Company or any Subsidiary;

(i) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(Hologic, Inc. FY24 PSU Agreement (FCF) – Page 9)

(j) the value of the shares of Common Stock acquired upon settlement of the PSUs may increase or decrease in value;

(k) no claim or entitlement to compensation shall arise from forfeiture of the PSUs resulting from the Grantee’s ceasing to provide services to the Employer or the Company (or any Subsidiary) (regardless of the reason for such termination and whether the termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or providing services or the terms of the Grantee’s employment or engagement agreement, if any);

(l) the PSUs and the benefits evidenced by this PSU Award Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the PSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock; and

(m) neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to the Grantee pursuant to the vesting/settlement of the PSUs or the subsequent sale of any shares of Common Stock acquired upon vesting/settlement.

A3. Responsibility for Taxes. The following provision supplements Paragraph 7(a) of the PSU Award Agreement:

(a) The Grantee acknowledges that, regardless of any action taken by the Company (including its Subsidiaries) or, if different, the Grantee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company (or any Subsidiary) or the Employer. The Grantee further acknowledges that the Company (and its Subsidiaries) and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax Related Items in more than one jurisdiction, the Grantee acknowledges that the Company (or any Subsidiary) and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) In connection with any applicable withholding event, the Grantee authorizes the Company (and any Subsidiary) and/or the Employer, or their respective agents, at their discretion, to satisfy their obligations, if any, with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company (or any Subsidiary) or the Employer, (b) requiring the Grantee to tender a cash payment to the Company or a Subsidiary in the amount of the Tax-Related Items and/or (c) any other method authorized under the Plan, as determined by the Board prior to the applicable withholding event.

(c) The Company may withhold for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in the Grantee’s jurisdiction(s), in which case the Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in shares of Common Stock. The Company may refuse to issue or deliver the PSU Shares or the proceeds of the sale of such shares, if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.

A4. Language. The Grantee acknowledges that the Grantee is sufficiently proficient in English or has consulted with an advisor who is sufficiently proficient in English to understand the terms and conditions of the PSU Award Agreement. Furthermore, if the Grantee has received the PSU Award Agreement or any other document related to the grant of the PSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(Hologic, Inc. FY24 PSU Agreement (FCF) – Page 10)

A5. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the PSUs and on any shares of Common Stock acquired under the Plan (or the proceeds from the sale of such shares), to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(Hologic, Inc. FY24 PSU Agreement (FCF) – Page 11)

Appendix B

to

Hologic, Inc.

Performance Stock Unit Award Agreement

Country-Specific Terms and Conditions

This Appendix B includes special terms and conditions applicable to the Grantee if the Grantee resides and/or works in one of the countries listed below. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Performance Stock Unit Award Agreement (the “PSU Award Agreement”) of which this Appendix B forms a part. Unless otherwise defined herein, the terms defined in the Plan or the PSU Award Agreement, as applicable, shall have the same meanings in this Appendix B.

This Appendix B also includes information relating to exchange control, foreign asset and/or account reporting and other issues of which the Grantee should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of October 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the PSUs vest or the Shares acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to the Grantee’s particular situation. The Company is not in a position to assure Grantee of any particular result. Accordingly, the Grantee should seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if the Grantee is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, or if the Grantee transfers employment or residency to another country after the PSUs are granted, the information contained herein may not be applicable to the Grantee. The Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Grantee.

AUSTRALIA

Tax Notice. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

Securities Law Notice. This offer is being made under Division 1A, Part 7.12 of the Corporations Act 2001 (Cth). If the Grantee offers shares of Common Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Grantee should obtain legal advice on his or her disclosure obligations prior to making any such offer.

BELGIUM

There are no country-specific provisions.

CANADA

Nature and Settlement of Award. The following provision supplements Paragraph 2 of the PSU Award Agreement:

Notwithstanding any discretion in the Plan, the PSUs and any Dividend Equivalents will not be settled in cash or a combination of cash and shares of Common Stock. The PSUs and any Dividend Equivalents will be settled only in shares of Common Stock.

(Hologic, Inc. FY24 PSU Agreement (FCF) – Page 12)

Securities Law Notice. The sale of shares of Common Stock acquired under the Plan may not take place in Canada.

The following provisions apply for Grantees in Quebec:

French Language Documents. A French translation of the Plan and the PSU Award Agreement will be made available to the Grantee as soon as reasonably practicable. The Grantee understands that, from time to time, additional information related to the PSUs might be provided in English and such information may not be immediately available in French. Notwithstanding anything to the contrary in the PSU Award Agreement, and unless the Grantee indicates otherwise, the French translation of the Plan and the PSU Award Agreement will govern the Grantee’s PSUs and his or her participation in the Plan.

Documents en langue française. Une traduction française du Plan et de l’Accord sera mise à la disposition du Participant dès que raisonnablement possible. Le Participant comprend que, de temps à autre, des informations supplémentaires relatives aux UAI peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Nonobstant toute disposition contraire de la Convention, et sauf indication contraire du Participant, la traduction française du Plan et de la Convention régira les UAR du Participant et sa participation au Plan.

CHINA

The following provision applies if the Grantee is subject to exchange control restrictions and regulations in the People’s Republic of China (“PRC”), including the requirements imposed by the China State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:

Vesting. Notwithstanding anything to the contrary in the Plan or the PSU Award Agreement, the PSUs will not vest and no shares of Common Stock will be issued to the Grantee unless and until all necessary exchange control approvals or other requirements with respect to the PSUs under the Plan have been satisfied (“SAFE Requirements”). In the event that SAFE Requirements have not been satisfied prior to any date(s) on which the PSUs are scheduled to vest in accordance with the vesting schedule set forth in the PSU Award Agreement, the PSUs will not vest until the seventh day of the month following the month in which SAFE Requirements are satisfied (the “Actual Vesting Date”). If the Grantee’s status as a service provider terminates prior to the Actual Vesting Date, the Grantee shall not be entitled to vest in any portion of the PSUs and the PSUs shall be forfeited without any liability to the Company, the Employer or any subsidiary or affiliate of the Company.

Exchange Control Requirements. The Grantee agrees that the Grantee shall keep the shares released upon PSU vesting in the special account at the U.S. brokerage firm(s) designated by the Company and shall not transfer such shares to any other brokerage firm(s) unless otherwise permitted by the Company, in its discretion. Further, unless otherwise determined by the Company, the Grantee shall have the right to hold or sell shares released to the Grantee’s account upon vesting, but agrees that all cash proceeds from such sale as well as any dividends or Dividend Equivalents (after deduction of relevant individual income tax pursuant to law) shall be distributed to the Grantee through an authorized bank account established by the Company or one of its Subsidiaries in China (the “Authorized China Bank Account”). If the Grantee’s Service is terminated prior to the Vesting Date, then the unvested PSUs shall terminate and the Grantee shall have no further rights hereunder, including without limitation any rights to receive any Dividend Equivalents as set forth in paragraph 3. Upon termination of the Grantee’s Service (for any reason), any remaining shares will be sold by the brokerage firm(s) as designated by the Company as soon as practicable, in no event later than sixty (60) days after the date of termination, and the cash proceeds (less any brokerage fees or commissions and subject to withholding of any Tax-Related Items) shall be distributed to the Grantee through the Authorized China Bank Account. The Grantee understands and agrees that the Company’s designated broker is under no obligation to arrange for the sale of the shares at any particular price.

(Hologic, Inc. FY24 PSU Agreement (FCF) – Page 13)

The Grantee also understands and agrees that there will be a delay between the date the shares of Common Stock are sold and the date the cash proceeds are distributed to the Grantee. The Grantee agrees to bear any currency fluctuation risk between the time the shares are sold and the time the cash proceeds are distributed to the Grantee through the Authorized China Bank Account. The Grantee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the PRC.

COSTA RICA

There are no country-specific provisions.

DENMARK

Danish Stock Option Act. By participating in the Plan, the Grantee acknowledges that he or she received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act, as amended effective January 1, 2019.

FINLAND

There are no country-specific provisions.

FRANCE

Tax Notice. The PSUs are not intended to qualify for the favorable tax and social security regime in France under Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 and L. 22-10-60 of the French Commercial Code, as amended.

Language Consent. By accepting this grant, the Grantee confirms having read and understood the documents relating to the grant (the Plan and this PSU Award Agreement) which were provided in English language. The Grantee accepts the terms of those documents accordingly.

Consentement a la Langue. En acceptant cette attribution, le Participant confirme ainsi avoir lu et compris les documents relatifs à l’attribution (le Plan et ce Contrat de Attribution) qui ont été communiqués en langue anglaise. Le Participant accepte les termes en connaissance de cause.

GERMANY

Exchange Control Notice. Cross-border payments in excess of €12,500 must be reported to the German Federal Bank (Bundesbank). If the Grantee otherwise makes or receives a payment in excess of €12,500 (including if the Grantee acquires shares under the Plan with a value in excess of this amount or sells shares via a foreign broker, bank or service provider and receives proceeds in excess of this amount), the Grantee must report the payment and/or the value of the shares withheld or sold to the Bundesbank. Such reports must be filed either electronically by accessing the electronic General Statistics Reporting Portal (“Allgemeines Meldeportal Statistik”) via the Bundesbank’s website (www.bundesbank.de), or by such other method (e.g., email or telephone) and within such other timing as permitted or required by Bundesbank. It is the Grantee’s responsibility to comply with this reporting obligation and the Grantee should consult with his or her personal legal advisor in this regard.

NETHERLANDS

There are no country-specific provisions.

PORTUGAL

Language Consent. The Grantee hereby expressly declares that the Grantee has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the PSU Award Agreement.

(Hologic, Inc. FY24 PSU Agreement (FCF) – Page 14)

Consentimento sobre Língua. O Empregado Contratado, pelo presente instrumento, declara expressamente que domina a língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidos no Plano e no Acordo de Atribuição.

Exchange Control Notice. If the Grantee holds shares of Common Stock upon vesting of the PSUs, the acquisition of such shares should be reported to the Banco de Portugal for statistical purposes. If the shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report to the Banco de Portugal. If the shares are not deposited with a commercial bank or financial intermediary in Portugal, the Grantee is responsible for submitting the report to the Banco de Portugal.

SINGAPORE

Securities Law Notice. The offer of the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA and is not made with a view to the PSUs or underlying shares of Common Stock being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification Requirement. The directors, associate directors or shadow directors of a Subsidiary in Singapore are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the relevant Subsidiary in writing of an interest (e.g., PSUs, shares, etc.) in the Company or any related company within two business days of (a) its acquisition or disposal, (b) any change in a previously-disclosed interest (e.g., upon vesting of the PSUs or when shares acquired under the Plan are subsequently sold), or (c) becoming a director. The Grantee understands that if he or she is the Chief Executive Officer (“CEO”) of a Subsidiary in Singapore and the above notification requirements are determined to apply to the CEO of a Subsidiary in Singapore, the above notification requirements also may apply to the Grantee.

SPAIN

No Entitlement. The following provision supplements Section A2 of Appendix A to the PSU Award Agreement:

The Grantee acknowledges that the Grantee consents to participation in the Plan and has received a copy of the Plan.

The Grantee understands that the Company has unilaterally, gratuitously and discretionally decided to grant PSUs under the Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis except as provided in the Plan. Consequently, the Grantee understands that the PSUs are granted on the assumption and condition that the PSUs or the shares of Common Stock acquired upon vesting shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Grantee understands that this grant would not be made to the Grantee but for the assumptions and conditions referred to above; thus, the Grantee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the PSUs shall be null and void.

The PSUs are a conditional right to shares of Common Stock and can be forfeited in the case of, or affected by, the Grantee’s termination of service or employment. This will be the case, for example, even if (1) the Grantee is considered to be unfairly dismissed without good cause; (2) the Grantee is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Grantee terminates employment or service due to a change of work location, duties or any other employment or contractual condition; (4) the Grantee terminates employment or service due to unilateral breach of contract of the Company, the Employer,

(Hologic, Inc. FY24 PSU Agreement (FCF) – Page 15)

or any other Subsidiary; or (5) the Grantee’s employment or service terminates for any other reason whatsoever, except for reasons specified in the PSU Award Agreement. Consequently, upon termination of the Grantee’s employment or service for any of the reasons set forth above, the Grantee may automatically lose any rights to the unvested PSUs granted to him or her as of the date of the Grantee’s termination of employment, as described in the Plan and the PSU Award Agreement.

Securities Law Notice. The grant of PSUs and the shares of Common Stock issued upon vesting of the PSUs are considered a private placement outside the scope of Spanish laws on public offerings and issuances of securities. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. This PSU Award Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Notice. The Grantee is required to declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities held in such accounts if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds a certain threshold. Different thresholds and deadlines to file this declaration apply. However, if neither such transactions during the immediately preceding year nor the balances / positions as of December 31 exceed a certain threshold, no such declaration must be filed unless expressly required by the Bank of Spain. If any of such thresholds were exceeded during the current year, the Grantee may be required to file the relevant declaration corresponding to the prior year, however, a summarized form of declaration may be available. The Grantee should consult a personal tax or legal advisor for further information regarding these exchange control reporting obligations.

SWITZERLAND

Securities Law Notice. The grant of PSUs and the issuance of any shares of Common Stock are not intended to be a public offering in Switzerland and are therefore not subject to registration in Switzerland. Neither this document nor any materials relating to the PSUs (i) constitutes a prospectus according to articles 35 et. seq. of the Swiss Federal Act on Financial Services (“FinSA”) (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or a Subsidiary, or (iii) has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Supervisory Authority (FINMA)).

UNITED KINGDOM

Responsibility for Taxes. The following provision supplements Section A3 of Appendix A:

Without limitation to Section A3 of Appendix A, the Grantee agrees that the Grantee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company (or any Subsidiary) or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company (and its Subsidiaries) and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf.

Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Act), the immediately foregoing provision will not apply; instead, the amount of any uncollected income tax may constitute a benefit to the Grantee on which additional income tax and national insurance contributions may be payable. The Grantee is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company (and any Affiliate) or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit.

(Hologic, Inc. FY24 PSU Agreement (FCF) – Page 16)